Exhibit 2.1

AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is dated effective August 8, 2013, by and between BP America Production Company, a Delaware corporation, with an office at 501 WestLake Park Boulevard, Houston, Texas 77079 (hereinafter referred to as “Seller” or “BP”), and Eagle Rock Field Services, L.P., a Delaware limited partnership, with an office at 1415 Louisiana Street, Suite 2700, Houston, Texas 77002 (hereinafter referred to as “ERFS” or “Purchaser”). Purchaser and Seller are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, Seller and ERFS’s affiliate, Eagle Rock Energy Partners, L.P. (“EROC”), entered into a certain Purchase and Sale Agreement dated August 10, 2012 (as amended, the “PSA”) whereby Seller agreed to sell and transfer the Purchased Assets (as defined in the PSA) to EROC;
WHEREAS, EROC has assigned the PSA to ERFS;
WHEREAS, Seller and ERFS desire to amend the PSA as set forth herein.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual agreements and promises herein contained, Seller and ERFS hereby agree as follows:
1.    Defined Terms. All capitalized terms used herein which are not otherwise defined herein shall have the meanings given them in the PSA.
2.    Section 6.6. The first sentence of Section 6.6 of the PSA is deleted in its entirety and replaced with the following sentence:
“As soon as reasonably practicable, but in no event later than two hundred seventy-three (273) Days after the end of the Transition Period, Seller shall deliver to Purchaser a statement setting forth the adjustments to the Purchase Price pursuant to this Article VI and any other adjustments to the Purchase Price expressly permitted hereunder in substantially the form of the Preliminary Settlement Statement as such form may be revised to accommodate the Transition Services Agreement accounting adjustments (the “Final Settlement Statement”). Notwithstanding the foregoing, the Parties expressly agree that (i) any adjustments to the Purchase Price pursuant to this Article VI and any other adjustments to the Purchase Price expressly permitted hereunder will be governed by and construed in accordance with the terms of this Agreement and (ii) any accounting adjustments related to the Services provided pursuant to the Transition Services Agreement will be governed by and construed in accordance with the terms (including, without limitation, audit rights) of that certain Transition Services Agreement dated October 1, 2012 by and between Seller and Purchaser, not the terms of this Agreement.”
3.    This Amendment is entered into as of the date first written above, but shall be effective for all purposes as of the Closing Date.
4.    This Amendment shall be governed by and interpreted in accordance with the substantive law of the State of Texas excluding any choice of law rules which would refer the matter to the law of another jurisdiction. Any dispute pertaining to the terms of this Amendment shall be deemed to be an “Arbitrable Dispute” and shall be governed by the terms of Article XVIII of the PSA.
5.    As amended by this Amendment, the PSA shall remain in full force and effect.
6.    This Amendment may be executed in duplicate counterparts and each such counterpart shall be deemed an original agreement for all purposes. All signatures hereto may be transmitted by facsimile or scanned email, and such facsimile or scanned email will, for all purposes, be deemed to be the original signature of the Party whose signature it reproduces, and will be binding upon such Party.
(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each Party as of the date first written above.
BP AMERICA PRODUCTION COMPANY
By:_/s/ David G. Peterson______________________
Name:__David G. Peterson_____________________
Title: Attorney-in-Fact
EAGLE ROCK FIELD SERVICES, L.P.
By:    Eagle Rock Pipeline GP, LLC, its general partner
By:_____/s/ Charles C. Boettcher__________________
Name:___Charles C. Boettcher___________________
Title:____Sr. Vice President and General Counsel___